CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights”, “Disclosure of Portfolio Holdings” , and “Independent Registered Public Accounting Firm” in the Post-Effective Amendment No. 46 to the Registration Statement (Form N-1A No. 333-62270) under the Securities Act of 1933 and related Prospectus and Statement of Additional Information of the Henderson International All Cap Equity Fund (formerly Henderson International Equity Fund) and to the incorporation by reference therein of our report dated February 26, 2010 with respect to the financial statements of the Henderson International All Cap Equity Fund included in the Annual Report for the period ended December 31, 2009, filed with the Securities and Exchange Commission.

Chicago, Illinois

December 30, 2010